Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

Harpoon Therapeutics, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	2019 Equity Incentive Plan (Common stock, $0.0001 par value per share)	457(c) and 457(h)	1,638,473(2)	$4.25(4)	$6,963,510	.0000927	$646

Equity	2019 Employee Stock Purchase Plan (Common stock, $0.0001 par value per share)	457(c) and 457(h)	327,694(3)	$3.61(5)	$1,183,795	.0000927	$110

Total Offering Amounts					$8,147,305		$756

Total Fee Offsets							N/A

Net Fee Due							$756

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Harpoon Therapeutics, Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

(2)

Represents additional shares of the Registrant’s Common Stock reserved for future grant under the Harpoon Therapeutics, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) as a result of the automatic increase in shares reserved thereunder on January 1, 2022 pursuant to the terms of the 2019 Plan. The 2019 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2019 Plan on January 1, 2022 and ending on (and including) January 1, 2029 in an amount equal to the lesser of (a) 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(3)

Represents additional shares of the Registrant’s Common Stock reserved for issuance under the Harpoon Therapeutics, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”) as a result of the automatic increase in shares reserved thereunder on January 1, 2022 pursuant to the terms of the ESPP. The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1, 2022 and ending on (and including) January 1, 2029. The number of shares added each year will be equal to the lesser of: (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year; (b) 750,000 shares of Common Stock and (c) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(4)

Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $4.25 per share, which is the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on March 4, 2022, rounded up to the nearest cent.

(5)

Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $3.61 per share, which is 85% of the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on March 4, 2022, rounded up to the nearest cent.

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